Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Waste Services, Inc. of our reports dated December 18, 2009 relating to the financial statements of Miami-Dade County Operations, a division of Republic Services of Florida, a Limited Partnership, as of and for the nine months ended September 30, 2009 and as of and for the year ended December 31, 2008, appearing in an amendment to a Current Report on Form 8-K of Waste Services, Inc. dated October 5, 2009 and filed with the Securities and Exchange Commission on December 18, 2009.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Fort Lauderdale, Florida
January 26, 2010